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                    April 11, 2022

       Donald Newman
       Chief Financial Officer
       ALLEGHENY TECHNOLOGIES INC
       1000 Six PPG Place
       Pittsburgh, Pennsylvania 15222

                                                        Re: ALLEGHENY
TECHNOLOGIES INC
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 8-K furnished
February 2, 2022
                                                            File No. 001-12001

       Dear Mr. Newman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing